As filed with the Securities and Exchange Commission on February
10, 1995

                                       Registration No. 33-
_________________________________________________________________

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                          _____________

                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                          ____________

SERVICEMASTER LIMITED PARTNERSHIP  SERVICEMASTER INCORPORATED OF
                                             DELAWARE

   (Exact Name of Registrants as specified in their charters)

          Delaware                           Delaware

(States or other jurisdictions of incorporation or organization)

          36-3497008                         36-3858106

            (I.R.S. Employer Identification Numbers)
                      _____________________

                      One ServiceMaster Way
                 Downers Grove, Illinois  60515
                          (708)271-1300
       (Address including zip code, and telephone number,
including area code, of Registrants' Principal Executive Office)
                     _______________________

                     Vernon T. Squires, Esq.
            Senior Vice President and General Counsel
                      One ServiceMaster Way
                 Downers Grove, Illinois  60515
                          (708)271-1300
    (Name, address including zip code, and telephone number, including area code, of agent for service)

                  Copies of communications to:

                    Robert H. Kinderman, Esq.
                        Kirkland & Ellis
                     200 East Randolph Drive
                    Chicago, Illinois  60601
                 ______________________________

     Approximate date of commencement of proposed sale to public:
The prospective seller of the shares hereby registered has advised the registrant that it intends to initiate sales of the Partnership Shares from time to time in its discretion after this Registration Statement has become effective.

     If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. __

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. __

                              CALCULATION OF REGISTRATION FEE
     Title of Each         Amount to      Proposed Maximum   Proposed Maximum   Amount of
     of Securities         be Registered  Offering Price     Aggregate          Registration
     to be Registered                     Per Unit (1)       Offering Price (1) Fee
     ____________________  _____________  _________________  _________________  ___________

     Shares representing
     a limited partner
     interest in
     ServiceMaster Limited
     Partnership ("Part-
     nership Shares")      30,751         $22.6875           $697,663.00        $240.57

     Common Stock, $0.01
     Par Value of
     ServiceMaster
     Incorporated ("SMI
     Shares")              30,751         (2)                (2)                (2)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices per share of the Partnership Shares on the New York Stock Exchange as reported in the consolidated reporting system on February 1, 1995 (on which date the reported high was $22.875 per share and the reported low was $22.50 per share).

(2) The Partnership Shares registered hereunder will be automatically converted into SMI Shares upon consummation of a Reincorporating Merger between ServiceMaster Limited Partnership and ServiceMaster Incorporated of Delaware approved prior to the date of this registration statement and the issuance of the Partnership Shares registered hereby. The Reincorporating Merger is scheduled to consummate on December 31, 1997. Therefore, pursuant to Rule 457(i), no additional registration fee is payable with respect to SMI Shares as they will be issued upon the mandatory conversion of the Partnership Shares in the Reincorporating Merger.

                _________________________________

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

_________________________________________________________________

                     PRELIMINARY PROSPECTUS
                      SUBJECT TO COMPLETION
                     DATED FEBRUARY 10, 1995

                SERVICEMASTER LIMITED PARTNERSHIP
                     _______________________

     This Prospectus relates to 30,751 shares of limited partner interests ("Partnership Shares") issued by ServiceMaster Limited Partnership ("ServiceMaster") which may be sold from time to time by the holder thereof identified in this Prospectus (the "Selling Shareholder"). The Partnership Shares were issued in connection with a related transaction whereby ServiceMaster acquired certain assets of Head Exterminators, Inc., a California corporation.

     ServiceMaster and its direct subsidiary, The ServiceMaster Company Limited Partnership (the "ServiceMaster Company"), were formed in December 1986 as limited partnerships under the laws of the State of Delaware to succeed to the business and assets of ServiceMaster Industries Inc. which was originally incorporated in 1947. ServiceMaster is a holding company whose Partnership Shares are listed on the New York Stock Exchange. ServiceMaster's subsidiaries: (i) provide management services to health care, education and industrial customers, domestic and foreign (which services include the management of housekeeping/custodial, plant operations and maintenance, food services, laundry and linen, grounds and landscaping, pest control, clinical equipment, maintenance insurance and energy services), (ii) provide consumer services to residential and commercial customers, (iii) provide management services to, and in some cases conduct the direct operation of, home health care agencies, (iv) provides child care services primarily to employer or developer sponsored centers, and
(v) support the development of joint venture and other cooperative arrangements with foreign entities for the benefit of both ServiceMaster affiliated companies and non-affiliated companies and in some cases own foreign operating entities which provide pest control services.

     The Selling Shareholder has advised ServiceMaster Partnership: that the Partnership Shares may be sold by the Selling Shareholder in one or more transactions (which may involve one or more block transactions) on the New York Stock Exchange, in sales occurring in the public market of such Exchange, in separately negotiated transactions, or in a combination of such transactions; that each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; that some or all of the Partnership Shares may be sold through brokers acting on behalf of the Selling Shareholder or to dealers for resale by such dealers; and that in connection with such sales such brokers and dealers may receive compensation in the form of discounts or commissions from the Selling Shareholder and may receive commissions from the purchasers of Partnership Shares for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved). Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and will be required to deliver a copy of this Prospectus to any person who purchases any of the Partnership Shares from or through such broker or dealer.

     ServiceMaster has agreed to pay the cost of the registration of the Partnership Shares and the preparation of this Prospectus and the registration statement under which it is filed and all other costs in connection with the sale of the Partnership Shares, except for brokerage commissions, compensation to dealers and similar expenses. The expenses so payable by ServiceMaster are estimated to aggregate approximately $100.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION. THE COMMISSION HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Prospectus is February 10, 1995.

                      AVAILABLE INFORMATION

     ServiceMaster and ServiceMaster Incorporated of Delaware ("SMI") have jointly filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to both the Partnership Shares described in this Prospectus and the shares of common stock issuable by SMI into which those Partnership Shares would be converted upon the consummation of the Reincorporating Merger described in this Prospectus (the "SMI Shares"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto as permitted by the rules and regulations of the Commission. For information with respect to ServiceMaster, SMI, the Partnership Shares and the SMI Shares, reference is hereby made to such Registration Statement, exhibits and schedules. The Registration Statement may be inspected without charge by anyone at the office of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in all respects by such reference.

     ServiceMaster is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). SMI will be required, pursuant to Section 15(d) of the Exchange Act, to file an annual report for its fiscal years ended December 31, 1994 and 1995. Reports, proxy statements and other information filed by ServiceMaster and SMI can be inspected and copies made at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 75 Park Place, New York, New York 10007 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning ServiceMaster may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

               DOCUMENTS INCORPORATED BY REFERENCE

     The following ServiceMaster documents are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1993; (ii) Form 10-Q for the quarter ending March 31, 1994, dated May 16, 1994; (iii) Form 10-Q ending June 30, 1994, dated August 12, 1994; and (iv) Form 10-Q for the quarter ending September 30, 1994, dated November 14, 1994.

     All documents filed by ServiceMaster and SMI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Partnership Shares shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement as modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     ServiceMaster will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of each person, a copy of any document incorporated by reference herein other than exhibits to such documents. Requests should be directed to ServiceMaster Limited Partnership, One ServiceMaster Way, Downers Grove, Illinois 60515, Attention: Susan
D. Krause, telephone 708/271-1300.

     No person is authorized to give any information or make any representation not contained in this Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the Partnership Shares offered by this Prospectus in any jurisdiction where, or from any person to whom, it is unlawful to make such offer or solicitation of an offer. Neither the delivery of this Prospectus nor any distribution of the Partnership Shares offered pursuant to this Prospectus shall create an implication that there have been no changes in the affairs of ServiceMaster or SMI since the date of this Prospectus or that the information in this Prospectus or in the documents incorporated by reference herein is correct as of any time subsequent to the dates hereof or thereof.

                     THE SELLING SHAREHOLDER

     The Selling Shareholder is Head Exterminators, a California corporation with its principal place of business at 1155 South Santa Fe Street, Vista, California 92083. The Selling Shareholder received the Partnership Shares covered by this Prospectus in exchange for the business and assets owned by the Selling Shareholder on December 15, 1994. The Selling Shareholder may pledge some or all of the Partnership Shares covered by this Prospectus to one or more financial institutions. In the event that any such institution forecloses on any such pledge and seeks to sell the Partnership Shares covered thereby, such financial institution will be deemed a Selling Shareholder and any such sales shall be covered by this Prospectus. The Selling Shareholder does not own any Partnership Shares not issued in connection with the transaction described in this paragraph and not covered by this Prospectus.

                     REINCORPORATING MERGER

     On January 13, 1992, the holders of ServiceMaster Partnership Shares approved a Reincorporating Merger which is in essence intended to convert ServiceMaster into a corporation at the close of business on December 31, 1997, immediately prior to the expiration of the provisions in the Internal Revenue Code which have permitted ServiceMaster to be classified as a partnership for Federal Income Tax purposes. ServiceMaster Incorporated of Delaware (herein called "SMI") has been organized to succeed to the position of ServiceMaster as the parent company through which the public will invest in the ServiceMaster enterprise as a whole after the Reincorporating Merger. The applicable Merger Agreement provides that upon consummation of the Reincorporating Merger every Partnership Share outstanding immediately prior to the Reincorporating Merger will be converted into one share of common stock issued by SMI (an "SMI Share"), and immediately after the Reincorporating Merger every ServiceMaster shareholder will have the same proportionate interest in SMI as such shareholder had in ServiceMaster immediately prior to the Merger. No federal income tax will be imposed on shareholders by reason of the conversion of their Partnership Shares into SMI Shares in the Reincorporating Merger under the laws as now constituted. The Reincorporating Merger is scheduled to become effective at the close of business on December 31, 1997 but the Board of Directors of ServiceMaster's Managing General Partner has the right under certain circumstances to accelerate the effective date of the Reincorporating Merger and conversely has the right at its discretion to call off the Reincorporating Merger at any time before it occurs. Detailed information about the Reincorporating Merger and its ramifications is contained in the proxy statement/prospectus dated December 11, 1991 issued to ServiceMaster's shareholders and in the related Form S-4 Registration Statement, #33-42717, filed by SMI with the Securities and Exchange Commission. The preceding summary is qualified in its entirety by reference to such proxy statement/prospectus and such registration statement.

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution

Registration fee                                          $240.57

New York Stock Exchange listing fee                     $1,000.00
  (Partnership Shares)

Legal fees and expenses                                   $200.00

Accounting fees and expenses                                $0.00

Miscellaneous                                               $0.00
                                                       __________

     Total                                              $1,440.57
                                                       ==========

All amounts except the registration fee and New York Stock Exchange listing fee are estimated. All expenses are borne by ServiceMaster pursuant to previous agreement between ServiceMaster and the Selling Shareholders except that any and all selling commissions (none of which are reflected above) shall be borne by the Selling Shareholders.

ITEM 15.  Indemnification of Directors and Officers.

     The liability immunity provisions (Section 7.8) in the ServiceMaster's Agreement of Limited Partnership as Amended and Restated on January 31, 1992 (the "Partnership Agreement") provide that no person will have any liability of any kind by reason of loss, damage or expense suffered by ServiceMaster as a result of such person's service as a director or officer caused in whole or in part by any act or failure to act which occurs while such person is a director of office except: (i) obligations arising under the express terms of any written contract to which such person is a party; (ii) the obligation to return to ServiceMaster an amount up to the value actually realized by such person by stealing or by any other action which constitutes a criminal felony; (iii) any liability imposed by contract or applicable law resulting from such person's competition against ServiceMaster; and (iv) any other liability from which it is not possible to exempt such person under applicable law. In addition, if in the future there is any interpretation or amendment of applicable law broadening the scope of the exemption from personal liability which ServiceMaster may provide to its directors and officers, then (subject to the exceptions quoted in clauses (i), (ii) and (iii) in the first sentence of this paragraph) the improved exemption will automatically be made available to such person.

     The indemnification provisions (Section 7.9) in the Partnership Agreement obligate ServiceMaster to indemnify to the fullest extent allowable by law any person who at any time serves as a director or executive officer of ServiceMaster or any general partner of ServiceMaster against any claim which arises in connection with such person's service with ServiceMaster, including service with any subsidiary, any ServiceMaster employee benefit plan, or in any other capacity in which he or she is asked to serve by ServiceMaster Management Corporation's board or chief executive officer. Such board of directors or chief executive officer may extend the indemnification protection to any other person to the extent they deem appropriate. Every director and officer and any other person to whom indemnification coverage may be extended is referred to as a "Covered Person" and the term "Covered Claim" refers to any claim against which ServiceMaster is obligated to provide indemnification protection.

     The indemnification provisions obligate ServiceMaster to reimburse any Covered Person for any payment made by such person for any legal fees or other expenses reasonably incurred by such person in order to investigate, evaluate, defend against, pay in full, settle or otherwise deal with any Covered Claim or any development or state of facts which could give rise to a Covered Claim. The indemnification provisions allow ServiceMaster to enter into a separate written contract agreeing to provide indemnification or other protection to any Covered Person and provide that the provisions of such contract are enforceable against ServiceMaster to the extent permitted by applicable law.

     The indemnification provisions provide that, except to the extent that ServiceMaster otherwise expressly agrees in writing, ServiceMaster is not obligated to reimburse any person for or otherwise indemnify any person against: (i) any obligation such person may have under any written contract except to the extent such obligation arises by reason of any action taken by such person to satisfy, settle or otherwise deal with any claim against which such person is entitled to indemnification; (ii) except as otherwise expressly provided by a separate written agreement, any income taxes payable by reason of salary, bonus or other income or gain actually realized by such person; (iii) any liability imposed by contract or applicable law resulting from such person's competition against ServiceMaster ; and (iv) any obligation to pay an amount up to the value personally realized by such person by stealing or by any other action which constitutes a criminal felony. With certain exceptions summarized above, ServiceMaster will not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by ServiceMaster Management Corporation and ServiceMaster Corporation's Board.

     In addition, the Partnership Agreement requires ServiceMaster to reimburse fully ServiceMaster Management Corporation and ServiceMaster Corporation for all costs and liabilities incurred by such corporation in compliance with the indemnification provisions.

     The Certificate of Incorporation of SMI contains liability immunity and indemnification provisions which are, in all material respects, substantively equivalent to those in ServiceMaster's
Partnership Agreement described above.

Item 16.  Exhibits.

          See the Exhibit Index herein.

Item 17.  Undertakings.

     (a)  The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under "Item 15 -- Indemnification of Directors and Officers" above, or otherwise (except pursuant to insurance) the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the Registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove and State of Illinois, on this 10th day of February, 1995.


SERVICEMASTER INCORPORATED         SERVICEMASTER LIMITED
OF DELAWARE                        PARTNERSHIP
Registrant                         Registrant


                                   By:  ServiceMaster Management
                                        Corporation (General
                                        Partner)

     /s/ C. William Pollard             /s/ C. William Pollard
By:  ____________________          By:  ____________________
     C. William Pollard                 C. William Pollard
     Chairman                           Chairman

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. William Pollard, Vernon T. Squires, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of ServiceMaster Management Corporation, ServiceMaster Limited Partnership and/or ServiceMaster Incorporated of Delaware, as the case may be), to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on this 10th day of December, 1994.


                         Signatories of
                ServiceMaster Limited Partnership
                _________________________________


Signature                     Title
_________                     _____


/s/ C. William Pollard
_________________________     Chairman and Director
C. William Pollard

/s/ Carlos H. Cantu
_________________________     President, Chief Executive Officer
Carlos H. Cantu               and Director (Principal Executive
                              Officer)

/s/ Charles W. Stair
_________________________     Executive Vice President and Director
Charles W. Stair

/s/ Ernest J. Mrozek
_________________________     Senior Vice President and Chief
Ernest J. Mrozek              Financial Officer (Principal
                              Financial Officer)
/s/ Deborah O'Connor
_________________________     Vice President, Treasurer and Chief
Deborah O'Connor              Accounting Officer (Principal
                              Accounting Officer)

/s/ Henry O. Boswell
_________________________     Director
Henry O. Boswell

/s/ Brian Griffiths
_________________________     Director
Brian Griffiths

/s/ Herbert P. Hess
_________________________     Director
Herbert P. Hess

/s/ Gunther H. Knoedler
_________________________     Director
Gunther H. Knoedler

/s/ James D. McLennan
_________________________     Director
James D. McLennan

/s/ Vincent C. Nelson
_________________________     Director
Vincent C. Nelson

/s/ Kay A. Orr
_________________________     Director
Kay A. Orr

/s/ Phillip B. Rooney
_________________________     Director
Phillip B. Rooney

/s/ Burton N. Sorenson
_________________________     Director
Burton N. Sorenson

/s/ David K. Wessner
_________________________     Director
David K. Wessner

                         Signatories of
             ServiceMaster Incorporated of Delaware
             ______________________________________



Signature                     Title
_________                     _____


/s/ C. William Pollard
_________________________     Chairman, Chief Executive Officer,
C. William Pollard            President and Director (Principal
                              Executive Officer)


/s/ Robert F. Keith
_________________________     Vice President, Treasurer and
Robert F. Keith               Director (Principal Financial
                              Officer and Principal Accounting
                              Officer)

/s/ Vernon T. Squires
_________________________     Vice President, Secretary and
Vernon T. Squires             Director

                          EXHIBIT INDEX

     Number         Description
     ______         ___________

     (2)            Merger and Reorganization Agreement
                    (incorporated by reference to Annex D to the ServiceMaster Proxy Statement dated December
                    11, 1991).

     (4)            Amended and Restated Agreement of Limited
                    Partnership of ServiceMaster (incorporated by reference to Annex A to the ServiceMaster
                    Proxy Statement dated December 11, 1991).

     (5)            Opinion of Vernon T. Squires (ServiceMaster's
                    General Counsel) that the Partnership Shares and SMI shares hereby registered will be legally issued, fully paid and nonassessable.

     (23a) Consent of Vernon T. Squires to the filing of his opinion as Exhibit 5 is contained in
                    Exhibit 5.

     (23b)          Consent of Arthur Andersen & Co.

     (24)           Power of Attorney (See II-4)